Exhibit (a)(1)(c)

                            NANOMETRICS INCORPORATED
                            OFFER TO EXCHANGE OPTIONS

                                  ELECTION FORM

     Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the letter from Vincent J. Coates, Chairman of the Board and Secretary of Nanometrics Incorporated, dated November 12, 2002; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options, covering a smaller number of shares, that will be exercisable at the fair market value of Nanometrics' common stock on June 17, 2003. This offer expires at 5:00 p.m., Pacific Time, on December 13, 2002. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

     In accordance with the terms outlined in the offer documents, the number of shares subject to each new option will be based on the exchange ratio of 0.9 of a share subject to a new option for each share covered by an exchanged option with an exercise price at or above $10.00 per share. Fractional shares will be rounded up to the nearest whole share. Any election to exchange options means that you will also have to exchange all options granted to you on or after May 12, 2002, which will be exchanged for new options based on the above exchange ratio. All new options will vest according to the following schedule: (i) for options that were fully vested upon cancellation, 100% of the new options will vest on the one-year anniversary of the new option grant date and (ii) for options that were not fully vested upon cancellation, 50% of the new options will vest on the one-year anniversary of the new option grant date and the remaining 50% will vest on the two-year anniversary of the new option grant date, subject, in each case, to your continued employment on each relevant vesting date.

     You will lose your rights to all outstanding unexercised shares under options that are cancelled under the offer. Your cancelled options will not be reinstated and you will not receive new options if your employment with Nanometrics or one of its subsidiaries ends for any reason before June 17, 2003.

     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE.

     Subject to the above understandings, if you would like to participate in the offer, please indicate your election by checking the box below, listing the option grants you would like to have exchanged, and filling out and signing this election form. Please be sure to follow the instructions, which are attached.

     You may withdraw your acceptance of the offer by submitting a withdrawal form prior to the cutoff date and time of 5:00 p.m., Pacific Time, December 13, 2002.

     [ ] Yes, I wish to tender for exchange each of the options listed below (and on any additional sheets which I have attached to this form). I understand that if I wish to exchange any of my options, this list will automatically include all options granted to me since May 12, 2002, regardless of exercise price:

------------------ -------------------- ----------------------------------------------------------------------------------
   Grant Date        Exercise Price     Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)
------------------ -------------------- ----------------------------------------------------------------------------------

------------------ -------------------- ----------------------------------------------------------------------------------

------------------ -------------------- ----------------------------------------------------------------------------------

------------------ -------------------- ----------------------------------------------------------------------------------

------------------ -------------------- ----------------------------------------------------------------------------------

     [ ] I have attached an additional sheet listing my name and any additional grants I wish to cancel.

All of these options will be irrevocably cancelled on December 16, 2002 (including all options granted to you on or after May 12, 2002).


--------------------------------             -----------------------------------
Employee Signature                           Last Four Digits of Employee's
                                             Social Security Number


--------------------------------             ----------------  -----------------
Employee Name  (Please print)                E-mail Address    Date and Time


        RETURN TO AGNES FRANCISCO NO LATER THAN 5:00 P.M., PACIFIC TIME,
 ON DECEMBER 13, 2002 VIA FACSIMILE AT (408) 232-5910 (OR UPON PRIOR ARRANGEMENT
                               VIA HAND DELIVERY)


       KEEP A COPY OF THIS FORM AND YOUR FAX CONFIRMATION FOR YOUR RECORDS

                            NANOMETRICS INCORPORATED
                            OFFER TO EXCHANGE OPTIONS

                                  INSTRUCTIONS

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Delivery of Election Form.

     A properly completed and executed original of this election form (or a facsimile of it), and any other documents required by this election form, must be received by Agnes Francisco either via facsimile (fax number: (408) 232-5910) or (upon prior arrangement) via hand delivery at Nanometrics Incorporated, 1550 Buckeye Dr., Milpitas, California 95035, attention: Agnes Francisco, on or before 5:00 p.m., Pacific Time, on December 13, 2002 (referred to as the expiration date).

     The delivery of all required  documents,  including  election  forms, is at your risk. Delivery will be deemed made only when actually received by Nanometrics Incorporated (sometimes referred to as the Company). You may fax your election form to Agnes Francisco at Nanometrics Incorporated, (408) 232-5910 or (upon prior arrangement) deliver such election form by hand to Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035. In all cases, you should allow sufficient time to ensure timely delivery. It is your responsibility to ensure that your election form has been received by Agnes Francisco by the expiration date. You should be sure to keep any confirmations or receipts that you obtain when you send in your election form, such as a fax confirmation sheet.

     For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release or via e-mail.

     The Company will not accept any alternative, conditional or contingent tenders. By signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to exchange. Your options that are accepted for exchange will be cancelled on or about December 16, 2002, which is the first business day following the expiration of the offer.

     2. Withdrawal and Additional Tenders.

     Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on December 13, 2002. If the Company extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although the Company currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 8, 2003, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must fax a signed and dated withdrawal form, with the required information, to Agnes Francisco (fax number:
(408) 232-5910) or, upon prior arrangement, deliver such signed and dated withdrawal form by hand while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Agnes Francisco before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.

     If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Agnes Francisco before the expiration date by following the procedures described in these instructions. This new election form must be signed and dated after the date of your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.

     3. Inadequate Space.

     If the space provided in this election form is inadequate, the information requested by the table on this election form regarding the options to be tendered should be provided on a separate schedule attached to this election form. Print your name on this schedule and sign it. The schedule should be delivered with the election form, and will thereby be considered part of this election form.

     4. Tenders.

     If you intend to tender options through the offer, you must complete the table on this election form by providing the following information for each option that you intend to tender:

     o grant date,

     o exercise price, and

     o the total number of unexercised option shares subject to the option.

     As more fully set forth in the offer to exchange, the Company will not accept partial tenders of options. Accordingly, you may elect to exchange all or none of the unexercised shares subject to the eligible options you elect to exchange. In addition, if you participate in this offer at all, you must elect to exchange all options granted to you since May 12, 2002.

     5. Signatures on This Election Form.

     If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

     If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election form.

     6. Other Information on This Election Form.

     In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and the last four digits of your Social Security Number.

     7. Requests for Assistance or Additional Copies.

     Any questions or requests for assistance may be directed to Paul Nolan, at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, telephone number (408) 435-9600. Any requests for additional copies of the offer to exchange or this election form may be directed to Agnes Francisco at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, telephone number (408) 435-9600. Copies will be furnished promptly at the Company's expense.

     8. Irregularities.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

     Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Agnes Francisco, on or before 5:00 p.m., Pacific Time, on December 13, 2002.

     9. Additional Documents to Read.

     You should be sure to read the offer to exchange, all documents referenced therein, and the letter from Vincent J. Coates, Chairman of the Board and Secretary of the Company, dated November 12, 2002, before deciding to participate in the offer.

     10. Important Tax Information.

     You should  refer to Section 14 of the offer to  exchange,  which  contains important U.S. federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

     11. Acknowledgement and Waiver.

     By accepting this offer, you acknowledge that: (1) your acceptance of the offer is voluntary; (2) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (3) no claim or entitlement to compensation or damages arises from the termination or diminution in value; (4) the future value of the Company's shares is uncertain and cannot be predicted with certainty; and (5) the offer, the exchanged options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.